SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 1 OF 15 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                         Questcor Pharmaceuticals, Inc.
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                    232808105
                                 (CUSIP Number)

                                January 15, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 2 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Arthur G. Altschul, Jr.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON            4,245,966 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 9.9% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 3 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Reinaldo M. Diaz
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON             4,245,966 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 9.9% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 4 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund, Ltd.
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 British Virgin Islands
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON             2,462,660 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,462,660 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,462,660 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.74% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 5 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Delta Opportunity Fund (Institutional), LLC
                 13-4040413
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON             1,783,306 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,783,306 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,783,306 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.15% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 6 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Advisors, LLC
                 13-3940170
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A)[ ]
                                                          (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON             4,245,966 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,245,966 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 9.9% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 7 OF 15 PAGES


--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Diaz & Altschul Management, LLC
                 06-1502204
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------------
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON             1,783,306 shares of Common Stock (See Item 4(a))
        WITH:          ---------------------------------------------------------
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,783,306 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,783,306 shares of Common Stock (See Item 4(a))
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [X]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 4.15% (See Item 4(a))
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 OO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 8 OF 15 PAGES


Item 1(a).        Name of Issuer:

                  Questcor Pharmaceuticals, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3260 Whipple Road
                  Union City, California  94587

Item 2(a).        Names of Persons Filing:

                  Arthur G. Altschul, Jr. ("Altschul")
                  Reinaldo M. Diaz ("Diaz")
                  Delta Opportunity Fund, Ltd. ("Delta")
                  Delta Opportunity Fund (Institutional), LLC
                  ("Institutional")
                  Diaz & Altschul Advisors, LLC ("Advisors")
                  Diaz & Altschul Management, LLC ("Management")

Item 2(b).        Address of Principal Business Office:

                  Altschul - 950 Third Avenue, 16th Floor, New York, New York 10022
                  Diaz - 950 Third Avenue, 16th Floor, New York, New York
                  10022
                  Delta - c/o SEI Investments, Styne House, Upper Hatch
                  Street Dublin 2, Ireland
                  Institutional - 950 Third Avenue, 16th Floor,
                  New York, New York 10022
                  Advisors - 950 Third Avenue, 16th Floor, New York, New York 10022
                  Management - 950 Third Avenue, 16th Floor, New York, New York 10022

Item 2(c).        Place of Organization or Citizenship:

                  Altschul - United States of America
                  Diaz - United States of America
                  Delta - British Virgin Islands
                  Institutional - Delaware
                  Advisors - New York
                  Management - Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, no par value per share of the Issuer (the "Common Stock")

 Item 2(e).       CUSIP Number:

                  232808105


Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Altschul, Diaz, Delta, Institutional, Advisors and Management.

SCHEDULE 13G
CUSIP NO. 232808105                                           PAGE 9 OF 15 PAGES


Item 4.           Ownership:

                  (a)    Amount Beneficially Owned:

                         Altschul: 4,245,966 shares*
                         Diaz: 4,245,966 shares*
                         Delta: 2,462,660 shares*
                         Institutional: 1,783,306 shares*
                         Advisors: 4,245,966 shares*
                         Management: 1,783,306 shares*

                  (b)    Percent of Class:

                         Altschul: 9.9%
                         Diaz: 9.9%
                         Delta: 5.74%
                         Institutional: 4.15%
                         Advisors: 9.9%
                         Management: 4.15%

                         (Based on 38,672,583 shares of Common Stock outstanding, as of November 7, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.)

                  (c)    Number of Shares as to which the Person has:

                         Altschul, Diaz and Advisors:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 4,245,966 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 4,245,966 shares of Common Stock*

                         Delta:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 2,462,660 shares of Common Stock*

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 10 OF 15 PAGES


                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 2,462,660 shares of Common Stock*

                         Institutional and Management:

                         (i)     sole power to vote or to direct
                                 the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                 1,783,306 shares of Common Stock*

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                 1,783,306 shares of Common Stock*

* Advisors serves as investment advisor to Delta and Institutional. By reason of such relationships, Advisors may be deemed to share voting and dispositive power over the shares of Common Stock owned by Delta and Institutional.
Advisors disclaims beneficial ownership of such shares of Common Stock.

Management serves as investment manager to and managing member of Institutional. By reason of such relationships, Management may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Institutional. Management disclaims beneficial ownership of such shares of Common Stock.

Altschul is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Altschul may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Altschul disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

Diaz is a member of the parent company of Advisors and is a member of Management. By reason of such relationships, Diaz may be deemed to share voting and dispositive power over the shares of Common Stock listed as beneficially owned by Advisors and Management. Diaz disclaims beneficial ownership of such shares of Common Stock listed as beneficially owned by Advisors and Management.

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 11 OF 15 PAGES


The shares of Common Stock reported as beneficially owned are held by Delta and Institutional. Altschul, Diaz, Advisors and Management disclaim beneficial ownership of such shares of Common Stock. Delta and Institutional each disclaims beneficial ownership of shares of Common Stock reported on this Schedule as beneficially owned by any other person identified on this Schedule.

Certain of the shares of Common Stock reported as beneficially owned by Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon conversion of shares of the Series B Convertible Preferred Stock (the "Preferred Shares") of the Issuer as follows:

Delta: 1,865,652 shares
Institutional: 1,350,990 shares

Certain of the shares of Common Stock reported as beneficially owned by Delta and Institutional are shares of Common Stock which each such person has the right to acquire upon exercise of warrants (the "Warrants") to purchase shares of Common Stock as follows:

Delta: 597,008 shares
Institutional: 432,316 shares

The Preferred Shares and the Warrants contain limitations on the conversion or exercise thereof which make the Preferred Shares inconvertible and the Warrants unexercisable to the extent the holder would, upon conversion or exercise, beneficially own more than 9.9% of the Common Stock. The amount reported as beneficially owned is based on such limitations. In the absence of such limitations the number of shares of Common Stock which Delta and Institutional would have the right to acquire upon conversion of the Preferred Shares and exercise of the Warrants would be as follows:

Preferred Shares:
Delta: 2,156,821 shares
Institutional: 1,561,836 shares

Warrants:
Delta: 690,182 shares
Institutional: 499,787 shares

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable


Item 8.           Identification and Classification of Members of the Group:

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 12 OF 15 PAGES


                  Not applicable


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of January 28, 2003, by and among Altschul, Diaz, Delta, Institutional, Advisors and Management.

SCHEDULE 13G
CUSIP NO. 232808105                                          PAGE 13 OF 15 PAGES


                                    SIGNATURE

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    /s/ Arthur G. Altschul, Jr.
                    -------------------------------
                    Arthur G. Altschul, Jr.



                    /s/ Reinaldo M. Diaz
                    -------------------------------
                    Reinaldo M. Diaz


                    DELTA OPPORTUNITY FUND, LTD.

                    By:  DIAZ & ALTSCHUL ADVISORS, LLC,
                         as Investment Advisor

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                    By: DIAZ & ALTSCHUL MANAGEMENT, LLC,
                        as Managing Member

                         By: /s/ Christopher S. Mooney
                         ----------------------------
                         Christopher S. Mooney
                         Title: Chief Financial Officer



                    DIAZ & ALTSCHUL ADVISORS, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer


                    DIAZ & ALTSCHUL MANAGEMENT, LLC

                    By: /s/ Christopher S. Mooney
                    ----------------------------
                    Christopher S. Mooney
                    Title: Chief Financial Officer